Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960—Marshall Islands	Email: dreeder.rmi@gmail.com

May 4, 2022

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re: Imperial Petroleum Inc. – Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Imperial Petroleum Inc., a Marshall Islands corporation (the “Company”), in connection with (i) the preparation of the Company’s Registration Statement on Form F-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), on May 4, 2022, including the prospectus that is part of the Registration Statement (the “Prospectus”); and (ii) the underwriting agreement (the “Underwriting Agreement”), to be entered into by and between the Company and Maxim Group LLC, as representative of the several underwriters listed on Schedule A thereto. The Registration Statement relate to the registration under the Act of 85,225,000 units (the “Units”) of the Company, each unit consisting of (x) one share of common stock, par value $0.01 per share (the “Common Stock”), of the Company (collectively, the “Unit Shares”), or one pre-funded warrant to purchase one share of Common Stock at an exercise price equal to $0.01 per share (collectively, the “Unit Pre-Funded Warrants”), and (y) one Class C Warrant to purchase one share of Common Stock (collectively, the “Unit Class C Warrants”), and up to 12,783,750 additional shares of Common Stock (together with the Unit Shares, the “Shares”) and/or pre-funded warrants (together with the Unit Pre-Funded Warrants, the “Pre-Funded Warrants”), and/or up to 12,783,750 additional Class C Warrants (the “Additional Class C Warrants”), which may be sold pursuant to an option granted to the underwriters by the Company to purchase additional securities, as well as the Company’s issuance of 2,450,218 Underwriter’s Warrants, each to purchase one share of Common Stock (the “Underwriter’s Warrants,” and together with the Unit Class C Warrants, the Additional Class C Warrants, and the Pre-Funded Warrants, the “Warrants,” and the Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”).

As such counsel we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement and the Prospectus;

(b)	the form of Class C Warrant to be entered into by the Company;

(c)	the form of Warrant Agency Agreement to be entered into by and between the Company and American Stock Transfer & Trust Company, LLC;

(d)	the form of Pre-Funded Warrant to be entered into by the Company;

(e)	the form of Underwriter’s Warrant to be entered into by the Company;

(f)	the Underwriting Agreement;

(g)	the Articles of Incorporation of the Company (as amended to date, the “Articles”); and

(h)

such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company we have deemed relevant and necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have assumed that the Company will, at the time of any issuance of Warrant Shares, have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Articles to so issue the relevant number of Warrant Shares. We have also assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

This opinion letter is limited to Marshall Islands law and is as of the date hereof.

Based on the foregoing and have regard to the legal considerations which we deem relevant we are of the opinion that:

(1) The Units, the Shares, the Warrants and the Warrant shares have been duly authorized by the Company.

(2) The Shares, when issued, sold and paid for in accordance with the terms of the Registration Statement and the Prospectus and Underwriting Agreement, will be validly issued, fully paid and nonassessable.

(3) Assuming each of the Warrants is issued and delivered as contemplated in the Prospectus, the relevant Warrant Shares, when issued, delivered and paid for upon exercise of such Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.